Moody National REIT I, Inc. 10-K/A

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Moody National REIT I, Inc.,

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-207805) of Moody National REIT I, Inc. (the “Company”) of our report dated March 30, 2016, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and related financial statement schedule III, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended by Amendment No. 1 on Form 10-K/A.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
April 15, 2016